ALTERNATIVE PAYMENT AGREEMENT

by

and

between

VIMPELCOM LTD.,

and

WEATHER INVESTMENTS II S.À R.L.

Dated as of April 15, 2011

ALTERNATIVE PAYMENT AGREEMENT

ALTERNATIVE PAYMENT AGREEMENT dated as of April 15, 2011 (this “Agreement”), by and between VimpelCom Ltd., a company organized and existing under the laws of Bermuda (“VimpelCom”), and Weather Investments II S.à r.l., a company organized and existing under the laws of the Grand Duchy of Luxembourg (“Weather II”, and collectively with VimpelCom, the “Parties”).

RECITALS

A.           The Parties have entered into the Share Sale and Exchange Agreement dated January 17, 2011, as amended (the “Share Sale and Exchange Agreement”).

B.           The Parties have entered into the Algerian Risk Sharing Agreement, dated April 15, 2011 (the “Algerian Risk Sharing Agreement”), pursuant to which, under certain circumstances, Weather II may be required to make payments to VimpelCom.

C.           With respect to any payment obligations that may arise under the Algerian Risk Sharing Agreement, the Parties wish to hereby confirm the security for such payments obligations of Weather II and the terms under which Weather II may, at its option, satisfy such obligations through the transfer of VimpelCom Common Shares.

NOW THEREFORE, in consideration of the foregoing premises as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

All defined terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Share Sale and Exchange Agreement.

SECTION 2.  ALTERNATIVE PAYMENT METHOD

Any Payment Amount (as such term is defined in the Algerian Risk Sharing Agreement) due by Weather II to VimpelCom may be paid by Weather II, at its discretion, either (i) in US dollars or (ii) in VimpelCom Common Shares to be transferred by Weather II to VimpelCom, it being understood that the value of the VimpelCom Common Shares to determine the number of VimpelCom Common Shares to be transferred shall be the Volume Weighted Average Price of the equivalent VimpelCom ADSs on the NYSE for the 30 trading days prior to the Triggering Event Date (as defined in the Algerian Risk Sharing Agreement).

SECTION 3.  SECURITY INTEREST

Any Payment Amount (as such term is defined in the Algerian Risk Sharing Agreement) to be paid by Weather II in accordance with the Algerian Risk Sharing Agreement shall be secured by the VimpelCom Common Shares already held under the Share Escrow Agreement (it being agreed that VimpelCom shall not be entitled to make a claim in respect of the provisions of the Algerian Risk Sharing Agreement until a Triggering Event (as such term is defined in the Algerian Risk Sharing Agreement) has occurred).

SECTION 4.  MISCELLANEOUS.

The provisions of Sections 13.2 to 13.9 of the Share Sale and Exchange Agreement shall apply to this Agreement as if set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VIMPELCOM	VIMPELCOM LTD. By: /s/ Alexander Izosimov Name: Alexander Izosimov Title: CEO

WEATHER II	WEATHER INVESTMENTS II S.À R.L. By: /s/ Ragy Soliman Name: Ragy Soliman Title: Authorized Signatory